UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 17, 2005

Wave Wireless Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-25356	77-0289371
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1996 Lundy Avenue, San Jose, California		95131
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408.866.3666

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.03.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 17, 2005, the Registrant and Silicon Valley Bank (the "Bank") entered into an Amendment to Loan Documents (the "Loan Amendment"), thereby modifying the Loan and Security Agreement, dated September 20, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") and the Loan and Security Agreement (EXIM Program), dated September 20, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the "Exim Loan Agreement"). The Loan Amendment temporarily increases the Registrant's permitted borrowing capacity by $200,000 for the period commencing on September 17, 2005 and ending on October 16, 2005. Furthermore, the Loan Amendment temporarily decreases the requirements for the Registrant's tangible net worth base amount. As a result of the Loan Amendment, the maturity of the Loan Agreement has been extended to November 17, 2005.

The Registrant and the Bank entered into an Amended and Restated Warrant, dated May 1, 2003, to purchase 300,000 shares of the Registrant's Common Stock (the "A&R Warrants"). The Loan Amendment modifies the exercise price for the A&R Warrants to a price per share equal to the sum of (i) the 5-consecutive-day average closing price, relative to one share of the Common Stock of the Registrant, plus (ii) $0.05.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wave Wireless Corporation

September 21, 2005	By:	/s/ Daniel W. Rumsey

Name: Daniel W. Rumsey
Title: Acting Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amendment to Loan Documents, dated September 17, 2005, by and between Wave Wireless Corporation and Silicon Valley Bank.